Exhibit 99.2

Pro Forma Financial Information

On February 24, 2006, Ply Gem Industries, Inc. (“Ply Gem”) completed its Acquisition ("the Acquisition") of AWC Holding Company (“AWC”, and together with its subsidiaries, “Alenco”) in accordance with a securities purchase agreement entered into among Ply Gem, all of the direct and indirect stockholders, warrant holders and stock option holders of AWC and FNL Management Corp., an Ohio corporation, as their representative (the “Securities Purchase Agreement”). Pursuant to the Securities Purchase Agreement, Ply Gem purchased all of the issued and outstanding shares of common stock, warrants to purchase shares of common stock and options to purchase common stock of AWC (other than certain shares of common stock of AWC held by certain members of the senior management of Alenco (the “Rollover Shares”) that were contributed separately to Ply Gem Prime Holdings, Inc., the new parent company of Ply Gem Investment Holdings, Inc., in exchange for shares of capital stock of Ply Gem Prime Holdings, Inc.). Immediately following the completion of the Acquisition, AWC became a wholly owned subsidiary of Ply Gem.

The purchase price paid by Ply Gem was approximately $89.4 million of cash, which included $4.0 million in cash delivered by Ply Gem to an escrow agent to be held in escrow as security for the sellers’ indemnification and other obligations under the Securities Purchase Agreement, plus the repayment of approximately $31.3 million of outstanding indebtedness of Alenco. In connection with the  Acquisition, certain members of Alenco management invested approximately $8.1 million in the capital stock of Ply Gem Prime Holdings, Inc. The Acquisition was financed through borrowings of $121.0 million on the amended senior credit facility, dated as of February 24, 2006.

The Acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS 141). Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible identifiable assets and liabilities based on their estimated relative fair values. Management has made a preliminary allocation to the net tangible and intangible assets acquired and liabilities assumed based on preliminary estimates.  The company has hired a third-party valuation specialist to establish the fair value of Alenco’s property, plant and equipment and the fair value of identifiable intangible assets. At the date of this filing, the valuation was not yet complete. As a result of the final valuations, values assigned to property, plant and equipment, identifiable intangible assets, and goodwill could change. Management is also assessing certain liabilities assumed in the transaction and tax-related assets and liabilities.

The following unaudited pro forma condensed combined statements of operations have been prepared to give effect to the complete Acquisition and are based on assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined statements of operations are presented as if the acquisition had occurred prior to January 1, 2005, and are not indicative of what the actual results would have been had the Acquisition been completed prior to the date indicated nor do they purport to indicate the results of our future operations. The unaudited pro forma condensed combined statements of operations, and the accompanying notes, are based upon the respective historical consolidated and combined financial statements of Ply Gem and Alenco, and should be read in conjunction with Ply Gem’s Annual Report on Form 10-K for the year ended December 31, 2005 and Alenco’s financial statements presented herein.

Ply Gem Holdings, Inc. and Subsidiaries
Pro Forma Consolidated Statement of Operations
For the Year ended December 31, 2005

	As Reported					Pro Forma
	Ply Gem		Pro Forma			Ply Gem
	Holdings, Inc.	Alenco	Adjustments			Holdings, Inc.

Statement of operations:
Net Sales	$838,868	$135,161	-			$974,029
Costs and expenses:
Cost of products sold	647,576	96,512	-			744,088
Selling, general and administrative expense	92,738	25,157	(190)	(a	)	117,705
Amortization of intangible assets	9,761	1,340	-			11,101
	750,075	123,009	(190)			872,894
Operating earnings (loss)	88,793	12,152	190			101,135
Foreign currency gain	1,010	-	-			1,010
Interest expense, net	(56,927)	(3,175)	(4,196)	(b	)	(64,298)
Income (loss) before provision (benefit)
for income taxes	32,876	8,977	(4,006)			37,847
Provision (benefit) for income taxes	12,651	2,971	(483)	(c	)	15,139
Net income (loss)	$20,225	$6,006	$(3,523)			$22,708

Ply Gem Holdings, Inc. and Subsidiaries
Pro Forma Consolidated Statement of Operations
For the three months ended April 1, 2006

	As Reported					Pro Forma
	Ply Gem		Pro Forma			Ply Gem
	Holdings, Inc.	Alenco	Adjustments			Holdings, Inc.

Statement of operations:
Net Sales	$216,311	$21,263				$237,574
Costs and expenses:
Cost of products sold	173,048	15,353	(304)	(d	)	188,097
Selling, general and administrative expense	26,481	3,899	(37)	(a	)	30,343
Amortization of intangible assets	2,553	224	-			2,777
	202,082	19,476	(341)			221,217
Operating earnings (loss)	14,229	1,787	341			16,357
Foreign currency loss	(71)	-	-			(71)
Interest expense, net	(15,170)	(497)	(941)	(b	)	(16,608)
Other expense	(2,056)	-	920	(e	)	(1,136)
Income (loss) before provision (benefit)
for income taxes	(3,068)	1,290	320			(1,458)
Provision (benefit) for income taxes	(1,238)	443	212	(c	)	(583)
Cumulative effect of accounting change	(86)					(86)
Net income (loss)	$(1,916)	$847	$108			$(961)

Ply Gem Holdings, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Preliminary Purchase Price

On February 24, 2006, the Company acquired substantially all of the assets and most of the liabilities of Alenco in a purchase business combination. The purchase price primarily includes cash paid at closing and the estimated acquisition-related costs. The purchase price is summarized as follows.

(in thousands)
Cash paid for Alenco business	$120,303
Estimated acquisition related costs	6,820
$127,123

Note 2. Pro Forma Adjustments

The following pro forma adjustments are based upon management’s preliminary estimates of the value of the tangible and intangible assets acquired. These are subject to finalization.

(a)       To remove the management fee paid to Alenco’s former parent and to increase Ply Gem’s  management fee paid under the General Advisory agreement to an affiliate of        Caxton-Iseman,  for the addition of Alenco operations.

(b)       To remove interest expense and amortization of deferred financing costs on the Alenco  income statement and to reflect interest expense that would have been incurred as a result of  the incremental borrowings to fund the acquisition and amortization of deferred financing  costs as a result of the acquisition.

(c)       To record the estimated income tax expense related to the pro forma adjustments (a) and (b)  above and the inclusion of Alenco at the combined federal and state              effective tax  rate of 40%.

(d)    To remove the effect of the fair value write-up of Alenco inventory as a result of the business  combination.

(e)    To remove the effect of the expense recognized from third party business combination  financing fees.